                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549


                               ------------------------


                                       FORM 8-K


  Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act
                                       of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)  August 25, 1999


                              JENKON INTERNATIONAL, INC.
                (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          Delaware                   000-24637                91-1890338
      -----------------         ------------------       ---------------------
       (STATE OR OTHER           (COMMISSION FILE            (IRS EMPLOYER
       JURISDICTION OF                NUMBER)             IDENTIFICATION NO.)
       INCORPORATION)


                          7600 N.E. 41st Street, Suite 350
                             Vancouver, Washington  98662
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (360) 256-4400


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ITEM 5.  OTHER EVENTS

TRANSACTION WITH MULTIMEDIA KID.

     On August 25, 1999 Jenkon International, Inc. (the "Company") entered into a non-binding letter of intent (the "Letter of Intent") to acquire Multimedia KID - Intelligence in Education Ltd., ("MMKid") an Israeli-based interactive educational company.

     If the transaction contemplated by the Letter of Intent (the "Transaction") is consummated, the Company will issue to MMKid stockholders an aggregate of (i) 840,000 shares of Common Stock, (ii) 1,208,000 shares of a newly-created Series B Redeemable Preferred Stock and (iii) 1,208,000 shares of Series C Redeemable Preferred Stock. The Series B and Series C Preferred Stock will be convertible into an aggregate of 24,160,000 shares of Company Common Stock and will have no voting or conversion rights unless and until the stockholders of the Company have approved the grant of voting rights to such shares. Upon such stockholder approval, the Series B and Series C Preferred Stock will have voting rights on an as-converted basis and will be convertible into Common Stock once certain agreed-to revenue targets for MMKid have been achieved. Assuming all shares of Series B and Series C Preferred Stock are converted into Common Stock, former stockholders of MMKid would hold approximately 83% of Jenkon's fully-diluted Common Stock.

     The proposed Transaction is subject to certain contingencies, including the execution by the parties of a definitive agreement and completion of a $4 million private placement by the Company to fund the operations of the combined companies. The transaction is expected to close by mid-September
1999.   In the event that Jenkon stockholder approval of the grant of voting rights to the Series B and Series C Preferred Stock is not obtained on or prior to February 28, 2000, the shares of Series B and Series C Preferred Stock will be redeemable at the option of the holders thereof at a price of $10 per share for a total redemption price of $24,160,000.

     Upon consummation of the Transaction, the Company will promptly file a registration statement with respect to not less than 6,600,000 shares of Common Stock underlying the Preferred Stock issued to the former MMKid stockholders. In addition, the Company will grant the former MMKid stockholders piggyback and demand registration rights with respect to Common Stock underlying the Preferred Stock that is not registered as described above. The demand registration rights shall be exercisable at any time within 180 days following the date of Closing. Piggyback rights will be exercisable commencing one year after the Closing. Notwithstanding the registration of shares, MMKid stockholders will agree to 12 month lock-up restrictions which shall apply to all shares other than the 6,600,000 shares described above and shall terminate (i) at any time after the closing sales price of Company Common Stock exceeds $6 per share for 20 consecutive trading days, or (ii) at any time after the Company completes a public offering of Common Stock for cash (other than upon exercise of outstanding options or warrants).


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UPDATE AS TO FINANCIAL CONDITION; LACK OF CAPITAL RESOURCES

     As indicated in the Company's quarterly report on Form 10-QSB for the quarter ended March 31, 1999, as a result of increased competitive pressures, the Company has accelerated the development of its next generation management information system. Because of this increased competitive pressure as well as the development costs associated with the completion of the Company's next generation product, the Company has experienced significant losses in the fourth quarter of fiscal 1999 which have continued in the first quarter of fiscal 2000.

     If the Transaction is completed as contemplated by the Letter of Intent, the Company will receive an additional $4,000,000 in private placement equity financing, $2,000,000 of which will be allocated to the Company's existing business and completion of the development of the next generation product. There can be no assurance that a financing transaction can be completed on a timely basis or on terms that are favorable to the Company. Absent such additional financing, it is unlikely that the Company will have sufficient capital to continue the development of the next generation product or to continue its existing operations beyond September 30, 1999.

BOARD AND MANAGEMENT CHANGE

     Philip Luizzo and Joe Albanese have been appointed to the Board of Directors effective August 23, 1999 and Bill Daniher has resigned from the Board of the Company effective August 11, 1999. Mr. Luizzo and Mr. Albanese will serve on the Board's Audit Committee.

     In addition, Robert Cavitt, currently Executive Vice President at the Company, will be appointed President of Jenkon effective September 1, 1999.

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

     Attached as Exhibit 99.1 is the Letter of Intent. Attached as Exhibit 99.2 is the press release issued by the Company on August 26, 1999, relating to the MMKid transaction.

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                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   JENKON INTERNATIONAL, INC.
                                   (Registrant)


                                   By:  /s/ DAVID EDWARDS
                                       --------------------------------
                                           David Edwards
                                           Chief Executive Officer and
                                           Director


                                   By:  /s/ ROBERT CAVITT
                                       --------------------------------
                                           Robert Cavitt
                                           Executive Vice President and
                                           Director

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                                    EXHIBIT INDEX

Exhibit
Number            Description
99.1           Letter of Intent, dated August 25, 1999, among the Company, MMKid and the stockholders of MMKid.

99.2           Press Release by the Company, dated August 26, 1999
